Exhibit 4.8

                                OPTION AGREEMENT

Made and entered into in Ra'anana on the ___ day of ___________, by and between:

NOVANET SEMICONDUCTOR LTD.
4 Hacharoshet St., Ra'anana 43657 Israel
(the "Company")
                                                              of the first part

and

[                 ]
the "Grantee"
                                                              of the second part

WHEREAS the Company has decided to grant options in favor of the Grantee to purchase ordinary share(s) having a par value of NIS 0.01 each of the Company, under and in accordance with the Employee Shares Option Plan (hereinafter the "Plan"), adopted by the Board on December 22, 1998 and amended on July 19, 2000;

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NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND MUTUAL COVENANTS AND
AGREEMENTS HEREIN CONTAINED, THE PARTIES AGREE AS FOLLOWS:

1.       PREAMBLE AND INTERPRETATION

         1.1 The Preamble to this Option Agreement and the Appendices attached hereto form an integral part hereof.

         1.2 The captions of clauses in this Option Agreement are intended solely for convenience and will have no meaning in the interpretation of this Option Agreement.

         1.3 All the capitalized terms not defined shall have the meaning given to them in the Plan, unless the context clearly indicates to the contrary.

2.       THE PLAN

         This Option Agreement is subject to the provisions of the Plan (as may be amended from time to time), which shall be deemed an integral part hereof, and the grant of the Options, the exercise thereof and all the other terms in connection therewith shall be in accordance with and pursuant to the terms of the Plan. The Grantee hereby undertakes to comply with the terms of the Plan.

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3.       GRANT OF OPTIONS

         After the execution of this Option Agreement and provided the Grantee shall sign the Documents, the Company shall issue to the Trustee in favor of the Grantee [ ]( ) Options in accordance with and pursuant to the terms of the Plan (the "Grantee's Options").

         The Documents shall include the documents attached hereto as Schedules A and B, and any other documents as the Company may deem necessary.

4.       EXERCISE OF OPTIONS

         4.1 The right of the Grantee to exercise Options granted in his favor, shall be vested with him as follows:

                  4.1.1 If the Grantee's employment with the Company was terminated for any reason before the lapse of 1 (one) year from the Start Date - such Grantee shall not be entitled to any Options whatsoever.

                  4.1.2 If the Grantee remained in the employ of the Company for a period of not less than 1 (one) year from the Start Date - the Grantee shall be entitled to exercise _____% of all the Options granted in his favor.

                  4.1.3 If the Grantee remained in the employ of the Company for a period of not less than 2 (two) years from the Start Date - the Grantee

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                           shall be entitled to exercise ___% of all the Options
                           granted in his favor.

                  4.1.4 If the Grantee remained in the employ of the Company for a period of not less than 3 (three) years from the Start Date - the Grantee shall be entitled to exercise ___% of all the Options granted in his favor.

                  For the purpose of this Section 4.1 the "Start Date" shall mean __________.

         4.2 The Options which are vested with the Grantee in accordance with Section 4.1 above, may be exercised by the Grantee, only during the Exercise Period, in accordance with and pursuant to the terms of the Plan and the Ordinance.

5.       THE EXERCISE PRICE

         The Exercise Price for each Option shall be $_______.

6.       MISCELLANEOUS

         6.1 The invalidity or unenforceability of any provisions herein shall not affect the validity or enforceability of the balance hereof.

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         6.2      The Plan and this Option Agreement represents the entire
                  undertaking by the Company regarding the subject matter and supersedes all prior undertakings with respect thereto. In case of any inconsistency between the provisions of the Plan and this Option Agreement, the provisions of the Plan shall prevail.

         6.3 No provision hereof shall be waived or discharged except by a written document signed by a duly authorized representative of the Company.

         6.4 The failure of the Company at any time or times to require performance of any provision hereof shall in no manner affect the right of the Company at a later time to enforce the same. No waiver by the Company of the breach of any of the terms or covenants contained in this Option Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any of the terms or covenants contained in this Option Agreement.

7.       NOTICES

         All notices given by one Party to the other hereunder will be given in writing, and will be deemed to have been delivered to the addressee immediately on its delivery if delivered by hand or upon transmission if sent by facsimile and

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         confirmed by written reply by facsimile immediately thereafter, or within seven (7) business days after being sent by registered mail, as per the addresses indicated hereinabove, or such other address or facsimile number as a Party may thereafter give by written notice to the other Party to this Option Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS OPTION AGREEMENT TO BE DULY EXECUTED ON THE DAY AND YEAR FIRST WRITTEN ABOVE.


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               Grantee                                      Company


















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